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                                                           EXHIBIT 7.4


MEMORANDUM


To:    Maxxis Group

From:  Robert J. Glover, Jr.

CC:    Security Exchange Commission

       Attorney

Date:  4/11/03

Re:    Letter of Resignation




Due to recent circumstances, please accept this as an official notification of my resignation from the Board of Directors and the Audit Committee of the Maxxis Group and its affiliates. This resignation is effective immediately.


Sincerely,

/s/ Robert J. Glover

Robert J. Glover, Jr.